UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2008

Tix Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-24592 (Commission File Number)	95-4417467 (I.R.S. Employer Identification Number)

12001 Ventura Place, Suite 340
Studio City, California 91604
(Address of Principal Executive Offices, including Zip Code)

(818) 761-1002
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.01, below, is incorporated by reference into this Item 1.01.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On March 11, 2008 Tix Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”), completed its merger acquisition (the “Merger”) of Newspace Entertainment, Inc., a privately held Utah corporation (“Newspace”). Pursuant to the Merger, we paid to the three stockholders of Newspace $1 million in cash and issued to them a total of 571,428 restricted shares of our common stock.

The assets of Newspace consist primarily of agreements, copyrights and licenses to theatres, productions, and touring acts. We intend to carry on Newspace’s business through Tix Productions, Inc. (“TPI”), a newly formed wholly owned subsidiary of the Company that will focus on providing live entertainment.

In conjunction with the completion of the Merger, we entered into written employment agreements with John Ballard, Steve Boulay and Bruce Granath, the three stockholders of Newspace, pursuant to which they will serve as President, Chief Operating Officer and Vice President - Marketing, respectively, of TPI. The term of each of the employment agreements commenced on March 11, 2008 and will expire on the third anniversary of such date, unless sooner terminated in accordance with the employment agreements.

Mr. Ballard and Mr. Boulay are entitled under their respective employment agreements to an annual salary of $185,000. Under his employment agreement, Mr. Granath is entitled to an annual salary of $115,000. Each of Messrs. Ballard, Boulay and Granath are entitled to increases in such annual salaries of at least 3% per annum.

In the event the termination by us of employment of any of Messrs. Ballard, Boulay and Granath “without cause” (as defined in their respective employment agreements) or termination by any of Messrs. Ballard, Boulay and Granath for “good reason” (as defined in their respective employment agreements), we have agreed to continue to pay each of Messrs. Ballard, Boulay and Granath or their personal representatives, as the case may be, the annual salary under his employment agreement for six months.

Under their employment agreements, if Messrs. Ballard, Boulay and Granath are terminated “for cause” or the employment agreements expire upon their respective terms, each agrees not to compete with us during the period from the date of termination or expiration through the fifth anniversary of such date,

The foregoing is a summary only of the material terms and provisions of the Merger Agreement, and Messrs. Ballard, Boulay and Granath’s employment agreements.

Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 2.01, above, regarding the financial obligations incurred by us in connection with the completion of the Merger is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 2.01, with respect to the issuance pursuant to the Merger of shares of our common stock is incorporated herein by reference. The issuance of the shares was not registered under the Securities Act of 1933 in reliance upon exemptions from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The shares issued or to be issued by us in the Merger may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act

Item 8.01 Other Events.

A copy of our press release issued on March 12, 2008 regarding the completion of the Merger and related transactions is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

The historical financial statements of Newspace will be filed for the periods specified in Rule 3-05(b) of Regulation S-X within 71 days after the filing of this report.

(b)	Pro Forma Financial Information.

We also will furnish within 71 days after the filing of this report the pro forma financial information required under Article 11 of Regulation S-X in connection with the acquisition of Newspace.

(d)	Exhibits.

There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIX CORPORATION

Dated: March 14, 2008	By:	/s/ Matthew Natalizio
Matthew Natalizio
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Agreement and Plan of Merger by and among Tix Corporation and Newspace Acquisition, Inc., on the one hand, and Newspace Entertainment Inc., John Ballard, Steve Boulay and Bruce Granath, on the other hand, dated as of March 11, 2008.

10.2	Employment Agreement, dated as of March 11, 2008, between Tix Corporation and John Ballard.

10.3	Employment Agreement, dated as of March 11, 2008, between Tix Corporation and Steve Boulay.

10.4	Employment Agreement, dated as of March 11, 2008, between Tix Corporation and Bruce Granath.

99.1	Press release issued March 12, 2008